UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2018

ZANDER THERAPEUTICS, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-220790

4700 Spring Street, St 304, La Mesa, California 91942

(Address of Principal Executive Offices)

(619) 702 1404

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Compensatory Arrangements of Certain Officers, Election of Directors.

On June 19, 2018 Zander Therapeutics, Inc. ( the “Company”) entered into an employment agreement (“Agreement”) with David R. Koos (“Koos”) , the Company’s Chairman and Chief Executive Officer.

Pursuant to the Agreement, Koos shall serve as Chief Executive Officer of the Company. The term of the Agreement shall commence on June 14, 2018 and shall expire on August 14, 2020 unless sooner terminated in accordance with the provisions of the Agreement. The period from the commencement of the term of this Agreement to the date of its expiration or sooner termination shall be considered to be the “Employment Period" hereunder. At the end of the Employment Period, the Agreement may be extended for an additional year by written mutual consent of Koos and the Company.

During the period commencing June 14, 2018 and ending upon the expiration of the Employment Period, Company shall pay Koos salary at the rate of $16,667 per month prorated for any partial employment month.

Pursuant to the Agreement, Koos shall receive 800 shares of the Company’s Series AA Preferred shares and 150,000 shares of the Company’s Series M Preferred shares in consideration of work previously performed.

In the event milestone share awards payable pursuant to their respective employment agreements to the Company's Chief Scientific Officer and / or Chief Financial Officer in shares of the Company’s Series M Preferred become due and payable, Koos shall receive awards equal to any awards attained by the Chief Scientific Officer and / or the Chief Financial Officer up to a total of 10,000,000 newly issued Series M Preferred shares of the Company stock. Such shares will be fully vested as they are awarded.

The foregoing description of the abovementioned agreement is not complete and is qualified in its entirety by reference to the text of the abovementioned agreement , which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated in this Item 5.02 by reference.

Effective June 18, 2018 Harry Lander, the Company’s current President and Chief Scientific Officer and Todd Caven, the Company’s current Chief Financial Officer shall serve as Directors of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

On June 20, 2018 Article 3 of the Bylaws of the Company were amended to be and read as follows:

ARTICLE THREE

DIRECTORS

Section 3.1 Powers – The business of the corporation shall be managed by its Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 3.2 Number of Directors – The Number of directors which shall constitute the whole board shall be One (1). The number of directors may from time to time be increased or decreased to not less than one nor more than fifteen by action of the Board of Directors. The directors shall be elected at the annual or special meeting of the stockholders or by the written consent thereto signed by stockholders holding at least a majority of the voting power of the Corporation. Each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.

Section 3.3 Vacancies – Vacancies in the Board of Directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or a special meeting of the stockholders. The holders of a two-thirds of the outstanding shares of stock entitled to vote may at any time peremptorily terminate the term of office of all or any of the directors by vote at a meeting called for such purpose or by a written statement filed with the secretary or, in his absence, with any other officer. Such removal shall be effective immediately, even if successors are not elected simultaneously and vacancies on the Board of Directors resulting there from shall be filled only by the stockholders.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in case of the death, resignation or removal of any directors. If the Board of Directors accepts the resignation of a director tendered to take effect at a future time, the Board or the stockholders shall have power to elect a successor to take office when the resignation is to become effective.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

Section 3.4 Voting – With regards to all actions to be voted upon by the Board of Directors, the Chairman of the Board of Directors shall cast two votes and all Directors other than the Chairman of the Board of Directors shall cast one vote. In the event that votes are equally divided the Chairman of the Board of Directors shall cast three votes.”

ITEM 9.01 Financial Statements and Exhibits

Exhibit No.	Description

Item 10.1	Employment Agreement
Item 3(i)	Text of Amendment Article 3 of Bylaws

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZANDER THERAPEUTICS, INC.

Dated: June 20, 2018	By: /s/ David Koos
David Koos
Chief Executive Officer

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